Exhibit 10.14

Radian Group Inc. Savings Incentive Plan
Amended and Restated Effective January 1, 2010
Amendment No. 1
WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”), as amended and restated in its entirety effective January 1, 2010 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and
WHEREAS, the Company, pursuant to the provisions of Section 11.1(a) of the Plan, has the ability to amend the Plan by action of the Board of Directors, the Retirement Plans Committee or an authorized executive officer; and
WHEREAS, the Company desires to amend the Plan.
NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of July 1, 2013, unless otherwise indicated:
1.    Sections 7.7, 8.5 and 8.6 are amended in their entirety to read as follows:
7.7    Timing of Withdrawals. Effective for withdrawals made on or after July 1, 2013, a Participant may make only two hardship withdrawals in any Plan Year pursuant to Section 7.2, and only one withdrawal in any Plan Year pursuant to Sections 7.1(a), (b) and (c).
8.5    Loan Fees. The Administrator may assess reasonable fees for loan origination and annual loan maintenance. The amount of any loan origination fees or annual loan maintenance fees shall be set periodically by the Plan Administrator, shall be specified in flat dollar amounts, and shall not vary according to the amount of the loan.
8.6    Suspension of Repayments. Loan repayments will be suspended under this Plan as permitted under Section 414(u)(4) of the Code. Effective for all bona fide leaves of absence commencing on or after July 1, 2013 to which Section 414(u)(4) of the Code does not apply, loan repayments will be suspended for the duration of a Participant’s bona fide leave of absence or 12-months, whichever is less.
2.    Subsections (b) and (d) of Section 6.10 are amended in their entirety to read as follows:
6.10    Beneficiary Designation.
(b) No designation, revocation or change of Beneficiaries shall be valid and effective unless and until filed with the Plan Administrator. In the case of a married Participant who has designated his spouse as Beneficiary, divorce from that spouse shall nullify the designation effective as of the date of the divorce, and the Participant shall be treated as having no designated Beneficiaries under the Plan unless and until a subsequent Beneficiary designation is filed with the Plan Administrator.
(d) Effective July 1, 2013, if a Participant has no Beneficiary under Subsections (a) or (b) of this Section, or if the Participant’s Beneficiary(ies) predecease the Participant, or if the Beneficiary(ies) cannot be located by the Plan Administrator, the interest of the deceased Participant shall be paid to the Participant’s estate.
3.    New Subsection (f) is added to Section 10.5 to read as follows:
10.5    Investments.
(f) Effective July 1, 2013, to the extent and in the manner provided for in the Plan’s Trust Agreement, each Participant will have the right to exercise voting, tender and similar rights with respect to the value of his interest in any Investment Medium for which such rights may be exercised.

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 1 to be executed by its duly authorized party on this 22nd day of May, 2013.

Radian Group Inc.
By: /s/ Anita Scott_______________
Title: Sr. Vice President___________